Exhibit 2

CONFIDENTIAL

DFO Private Investments, L.P.
One Vanderbilt, 26th Floor
New York, New York 10017

Thirty Fifth Investment Company L.L.C.
Al Mamoura Building A, 5th Floor, Muroor Road and 15th Street
P.O. Box 45005, Abu Dhabi, UAE

April 2, 2024

Wildcat EGH Holdco, L.P.
c/o Silver Lake Partners
55 Hudson Yards
550 West 34th Street, 40th Floor
New York, NY 10001
Attention: Egon Durban

Project Wildcat
Preferred Equity Commitment Letter

Ladies and Gentlemen:

This letter (together with the exhibits hereto, this “Commitment Letter”) sets forth the commitment of DFO Private Investments, L.P., a Delaware limited partnership (“DFO”), and Thirty Fifth Investment Company L.L.C., a limited liability company incorporated in the Abu Dhabi Global Market (“Mubadala” and, together with DFO, “we”, “us” or the “Purchasers”), subject to the terms and conditions contained herein, to provide or cause to be provided to Wildcat EGH Holdco, L.P., a limited partnership organized under the laws of the State of Delaware (“Buyer” or “you”), all or a portion of the Preferred Financing to consummate the Transactions described in the Transaction Description attached hereto as Exhibit A (the “Transaction Description”).  As used herein, the “Preferred Financing” shall mean $500,000,000 (subject to increase as set forth below) of aggregate preferred equity financing that will be used to consummate such Transactions.  Capitalized terms used but not defined in this Commitment Letter shall have the meanings set forth in the Exhibits to this Commitment Letter.
1.
Commitments. (x) Each of DFO and Mubadala hereby commits, severally and not jointly, subject to the terms and conditions set forth herein, that, at (and subject to) the closing of the Acquisition (“Closing”), it shall provide or shall cause to be provided to Buyer, in exchange for a preferred equity interest in Endeavor Group Holdings, Inc. (“Issuer”), to be issued on the terms set forth on Exhibit B, for an amount equal to $300,000,000 and $200,000,000, respectively, of the Preferred Financing (the “Commitments”), which Commitment in respect of each of the Purchasers may be increased, at such Purchaser’s option (such option to be exercised within 10 business days of the receipt of written notice from you of a Ratings Event (as defined below)), in the event that the Issuer has obtained a credit rating or an advisory or prospective credit rating from Moody’s Investor Service, Inc. and S&P Global Ratings Inc. of B1 (or better) or B+ (or better), respectively (such event, a “Ratings Event”), which ratings give effect to any such increased Commitments, with the aggregate increase of such Commitments not to exceed the lesser of (A) $100,000,000 and (B) the maximum amount of incremental Preferred Financing that may be issued by the Issuer that would still result in the occurrence of the Ratings Event, with such aggregate increase to be allocated 50.0% to DFO and 50.0% to Mubadala, and with any amount of increased Commitments that are declined to be provided by a Purchaser to be offered to any other non-declining Purchaser and (y) the Issuer hereby agrees, subject to the terms and conditions set forth herein, at (and subject to) the Closing, to issue the Preferred Equity, on the terms set forth in Exhibit B, to the Purchasers in accordance with their respective Commitments hereunder. Notwithstanding anything to the contrary contained in this Commitment Letter or any other letter agreement or undertaking concerning the Transactions to the contrary, each Purchaser shall be permitted to sell, resell, reallocate, assign or transfer all or any portion of any of their Commitments to purchase any of the Preferred Equity hereunder or the Closing Payment to (i) in the case of DFO, any affiliate of DFO, the Michael & Susan Dell Foundation, and/or an entity managed by DFO, BDT & MSD Holdings, L.P. or their respective affiliates, and (ii) in the case of Mubadala, to one or more Affiliates or one or more members of the Abu Dhabi Group, excluding, in each case, any portfolio company of Mubadala, its Affiliates or any member of the Abu Dhabi Group (for purposes of this letter agreement, (I) an “Affiliate” of Mubadala means any person Controlled, directly or indirectly, by a member of the Mubadala Group and which has substantially the same (i.e., not partially overlapping, but rather the same) ultimate beneficial ownership as Mubadala as of the date hereof (other than beneficial interests issued to current or former employees of Mubadala Group), where (1) “Mubadala Group” means Mubadala Investment Company PJSC, MDC Capital Management LLC, a United Arab Emirates limited liability company, together with its direct and indirect controlled subsidiaries, and each of their respective Affiliates, and (2) “Control” (including the terms “Controlled by” and “under common Control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a non-natural person, whether through the ownership of voting securities, by contract or otherwise; provided that for the avoidance of doubt and without limiting the foregoing, a person shall be deemed to be Controlled by the Mubadala Group if an entity in the Mubadala Group (a) has the right directly or indirectly to direct (by positive or negative action) material decisions by such person with respect to the assets of such person or (b) acts as such person’s investment adviser or investment manager), and (II) “Abu Dhabi Group” means any person directly or indirectly Controlled by the Government of Abu Dhabi, including for the avoidance of doubt any third-party fund where the general partner, manager, or investment advisor of such fund is directly or indirectly Controlled by the Government of Abu Dhabi, including but not limited to Lunate); provided that no such sale, resale, reallocation, assignment or transfer shall reduce or release such Purchaser from its respective applicable Commitment until the actual purchase and sale of the Preferred Equity on the date of the consummation of the Acquisition by the relevant buyer, assignee or transferee.
2.
Information. You hereby represent and warrant that (a) all written information and written data (such information and data, other than (i) estimates, forecasts and other projections (the “Projections”) and (ii) information of a general economic or industry specific nature, the “Information”) (in the case of Information regarding the Target and its subsidiaries and its and their respective businesses, to the best of your knowledge), that has been or will be made available to the Purchasers directly or indirectly by you, the Target or by any of your or its subsidiaries or representatives, in each case, on your behalf in connection with the transactions contemplated hereby, when taken as a whole and together with the reports and other information filed by the Target or any of its subsidiaries with the Securities and Exchange Commission (including the risk factors therein), is or will be, when furnished, correct in all material respects and does not or will not, when furnished and when taken as a whole, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein not materially misleading in light of the circumstances under which such statements are made (after giving effect to all supplements and updates thereto from time to time) and (b) the Projections that have been or will be made available to the Purchasers by you or by any of your subsidiaries or representatives, in each case, on your behalf in connection with the transactions contemplated hereby have been, or will be, prepared in good faith based upon assumptions that are believed by you to be reasonable at the time prepared and at the time the related Projections are so furnished to the Purchasers; it being understood that the Projections are as to future events and are not to be viewed as facts, the Projections are subject to significant uncertainties and contingencies, many of which are beyond your control, that no assurance can be given that any particular Projections will be realized and that actual results during the period or periods covered by any such Projections may differ significantly from the projected results and such differences may be material.  You agree that, if at any time prior to the closing of the Acquisition and the funding of the Preferred Financing (the “Closing Date”), you become aware that any of the representations and warranties in the preceding sentence would be incorrect in any material respect if the Information and the Projections were being furnished, and such representations and warranties were being made, at such time, then you will (or, with respect to the Information and Projections relating to the Target and its subsidiaries, will use commercially reasonable efforts to) promptly supplement the Information and the Projections such that such representations and warranties are correct in all material respects under those circumstances (or, in the case of the Information relating to the Target and its subsidiaries and its and their respective businesses, to the best of your knowledge, such representations and warranties are correct in all material respects under those circumstances).
3.
Closing Payments; Alternative Transaction Fee; Expenses. As consideration for the Commitments hereunder, Issuer agrees, (x) if and only if the Closing of the portion of the Preferred Financing for which a Purchaser has provided Commitments and the Transactions occurs, to pay, or cause to be paid, to such Purchaser a non-refundable closing payment as set forth on Annex I (the “Closing Payment”), which such Purchaser may elect to net fund, (y) if and only if the Closing of the Acquisition by Buyer, Silver Lake or any one or more of their affiliates occurs, and the Preferred Financing allocated to a particular Purchaser is not funded as a result of a failure of a condition to such Purchaser’s Commitments hereunder to be satisfied (provided such Purchaser is not then in breach of this Commitment Letter so as to cause any of the conditions to such Purchaser’s Commitments hereunder not to be satisfied (or to be incapable of fulfillment)), to pay, or cause to be paid, to such Purchaser a nonrefundable alternate transaction fee as set forth on Annex I (assuming all such Commitments were funded), which the Issuer and such Purchaser agree constitutes liquidated damages payable to compensate such Purchaser for the lost investment opportunity, and (z) if the

Closing of any portion of the Preferred Financing and the Transactions occurs, to reimburse the Purchasers on the Closing Date for any and all out-of-pocket expenses and the fees and documented disbursements of legal counsel to the Purchasers, incurred in connection with transactions contemplated hereby through the Closing Date, subject to an aggregate cap of $500,000 (which such amount may be allocated amongst the Purchasers in their discretion and as they may agree).
4.
Conditions. The Commitments of each Purchaser hereunder shall be subject solely to conditions expressly set forth in Exhibit C to this Commitment Letter (the “Funding Conditions”), and upon satisfaction (or waiver by such Purchaser in accordance with this Commitment Letter) of such conditions, the initial funding of the Commitment of such Purchaser shall occur; it being understood that there are no conditions (implied or otherwise) to the commitments hereunder, including compliance with the terms of this Commitment Letter other than the Funding Conditions that are expressly stated to be conditions to the issuance and sale of the Preferred Equity on the Closing Date.

Notwithstanding anything to the contrary in this Commitment Letter (including each of the Exhibits attached hereto) or any other letter agreement or other undertaking concerning the financing of the Transactions to the contrary,  (i) the only representations and warranties relating to you or the Target or your or their respective subsidiaries or businesses or otherwise, the accuracy of which shall be a condition to the funding of the Preferred Financing on the Closing Date shall be (a) such of the representations and warranties (if any) made by, or with respect to, the Target and its subsidiaries in the Acquisition Agreement as are material to the interests of the Purchasers in their capacities as such, but only to the extent that you (or your affiliate) have the right (taking into account any applicable notice and cure provisions) to terminate your (and/or its) obligations under the Acquisition Agreement or decline to consummate the Acquisition or otherwise results in a failure of a condition precedent in the Acquisition Agreement (in each case, in accordance with the terms thereof) as a result of a breach of such representations and warranties in the Acquisition Agreement (to such extent, the “Specified Acquisition Agreement Representations”) and (b) the Specified Representations (as defined below) made by the Issuer in the Preferred Equity Documentation, and (ii) the terms of the Preferred Equity Documentation and the Closing Deliverables (as defined in Exhibit C to this Commitment Letter) shall be in a form such that they do not impair the issuance of the Preferred Equity on the Closing Date assuming the Funding Conditions are satisfied (or waived in writing by the Purchasers in their sole discretion).  For purposes hereof, “Specified Representations” means the applicable representations and warranties of Issuer to be set forth in the Preferred Equity Documentation relating to organizational corporate existence of Issuer as of the Closing Date; tax status of the Issuer as a corporation; power and authority, due authorization, execution, delivery and enforceability, in each case, related to, the issuance of the Preferred Financing and performance of the applicable definitive documentation related to the Preferred Financing; and the issuance of the Preferred Financing does not conflict with the organizational documents of Issuer; solvency as of the Closing Date (after giving effect to the Transactions) of the Issuer and its subsidiaries on a consolidated basis (solvency to be defined in a manner consistent with the manner in which solvency is determined in the solvency certificate to be delivered in the form set forth in Annex II); the Investment Company Act; the use of proceeds of the issuance and sale of the Preferred Financing not violating the PATRIOT Act

(as defined below), OFAC or FCPA; valid issuance of the Preferred Equity and that the Preferred Equity is fully paid and non-assessable; and status of the Preferred Equity as senior in payment priority and liquidation preference to all equity of the Issuer. This paragraph, and the provisions herein, shall be referred to as the “Limited Conditionality Provisions”.
5.	Limitation on Liability; Indemnity; Settlement.
a.          Limitation on Liability.
Notwithstanding any other provision of this Commitment Letter, (i) no Indemnified Person or Related Indemnified Person shall be liable for any damages arising from the use by others of information or other materials obtained through internet, electronic, telecommunications or other information transmission systems, except to the extent that such damages have resulted from the willful misconduct, bad faith or gross negligence of such Indemnified Person or any Related Indemnified Person (as determined by a court of competent jurisdiction in a final and non-appealable decision) and (ii) none of you (or any of your subsidiaries), the Investors (or any of their respective affiliates), the Target (or any of its subsidiaries or affiliates), any Indemnified Person or any Related Indemnified Person shall be liable for any indirect, special, punitive or consequential damages (including, without limitation, any loss of profits, business or anticipated savings) in connection with this Commitment Letter, the Transactions (including the Preferred Financing and the use of proceeds thereunder), or with respect to any activities related to the Preferred Financing, including the preparation of this Commitment Letter and the definitive documentation of the Preferred Financing; provided that nothing in this paragraph shall limit your indemnity and reimbursement obligations to the extent that such indirect, special, punitive or consequential damages are included in any claim by a third party with respect to which the applicable Indemnified Person is entitled to indemnification under subsection (b) of this Section 5.
b.          Indemnity.
To induce the Purchasers to enter into this Commitment Letter and to proceed with the definitive documentation of the Preferred Financing, you agree to indemnify and hold harmless the Purchasers, their respective affiliates and their and their respective affiliates’ officers, directors, employees, agents, partners, owners, controlling persons, advisors, attorneys and other representatives of each of the foregoing and their successors and permitted assigns under this Commitment Letter (each, an “Indemnified Person”), from and against any and all losses, claims, damages and liabilities of any kind or nature and reasonable and documented or invoiced out-of-pocket fees and expenses, joint or several, to which any such Indemnified Person may become subject to the extent arising out of, resulting from, or in connection with any actual or threatened claim, litigation, investigation or proceeding (including any inquiry or investigation) in connection with this Commitment Letter (including Exhibit B hereto (the “Term Sheet”)), the Transactions or any related transaction contemplated hereby or thereby, the Preferred Financing or any use of the proceeds thereof (any of the foregoing, a “Proceeding”), regardless of whether any such Indemnified Person is a party thereto, whether or not such Proceedings are brought by you, your equity holders, affiliates or creditors or any other third person, and to promptly reimburse after receipt of a written request, each such Indemnified Person for any reasonable and documented or invoiced out-of-pocket legal fees and expenses incurred in connection with investigating or defending any of the foregoing by one firm of counsel for all such Indemnified Persons, taken as a whole and, if necessary, by a single firm of local counsel in each appropriate jurisdiction (which may include a single firm of special counsel acting in multiple jurisdictions) for all such Indemnified Persons, taken as a whole (and, in the case of an actual or perceived conflict of interest where the Indemnified Person affected by such conflict notifies you of the existence of such conflict and thereafter retains its own counsel, by another firm of counsel for such affected Indemnified Person) or other reasonable and documented or invoiced out-of-pocket fees and expenses incurred in connection with investigating, responding to, or defending any of the foregoing; provided that the foregoing indemnity will not, as to any Indemnified Person, apply to losses, claims, damages, liabilities or related expenses to the extent that they have resulted from (i) the willful misconduct, bad faith or gross negligence of such Indemnified Person or any Related Indemnified Person (as defined below) (as determined by a court of competent jurisdiction in a final and non-appealable decision), (ii) a material breach of the obligations of such Indemnified Person or any Related Indemnified Person under this Commitment Letter (as determined by a court of competent jurisdiction in a final and non-appealable decision) or (iii) any Proceeding solely between or among Indemnified Persons not arising from any act or omission by you or any of your affiliates.  The foregoing provisions in this paragraph shall be superseded, in each case, to the extent covered thereby by the applicable provisions contained in the definitive documentation of the Preferred Financing upon execution and delivery thereof and thereafter shall have no further force and effect.
“Related Indemnified Person” of an Indemnified Person means (1) any controlling person or any affiliate of such Indemnified Person, (2) the respective directors, officers, or employees of such Indemnified Person or any of its controlling persons or any of its affiliates and (3) the respective agents, advisors, attorneys and representatives of such Indemnified Person or any of its controlling persons or any of its affiliates, in the case of this clause (3), acting at the instructions of such Indemnified Person, controlling person or such affiliate (it being understood and agreed that any agent, advisor or representative of such Indemnified Person or any of its controlling persons or any of its affiliates engaged to represent or otherwise advise such Indemnified Person, controlling person or affiliate in connection with the Transactions shall be deemed to be acting at the instruction of such person).
c.  Settlement.
You shall not be liable for any settlement of any Proceeding effected without your written consent (which consent shall not be unreasonably withheld, conditioned or delayed), but if settled with your written consent or if there is a final and non-appealable judgment by a court of competent jurisdiction in any such Proceeding, you agree to indemnify and hold harmless each Indemnified Person from and against any and all losses, claims, damages, liabilities and reasonable and documented legal or other out-of-pocket expenses by reason of such settlement or judgment in accordance with and to the extent provided in the other provisions of this Section 5. It is further agreed that the Purchasers shall be severally liable in respect of their Commitments, on a several, and not joint basis with any other Purchaser.
You shall not, without the prior written consent of any Indemnified Person (which consent shall not be unreasonably withheld, conditioned or delayed) (it being understood that the withholding of consent due to non-satisfaction of any of the conditions described in clauses (i), (ii) and (iii) of this sentence shall be deemed reasonable), effect any settlement of any pending or threatened Proceedings in respect of which indemnity could have been sought hereunder by such Indemnified Person unless such settlement (i) includes an unconditional release of such Indemnified Person in form and substance reasonably satisfactory to such Indemnified Person from all liability or claims that are the subject matter of such proceedings, (ii) does not include any statement as to or any admission of fault, culpability, wrong doing or a failure to act by or on behalf of any Indemnified Person and (iii) contains customary confidentiality provisions with respect to the terms of such settlement.  Each Indemnified Person shall be severally obligated to refund or return any and all amounts paid by you under this Section 5 to the extent such Indemnified Person is not entitled to payment of such amounts in accordance with the terms hereof (as determined by a court of competent jurisdiction in a final and non-appealable judgment).
6.
Confidentiality. You agree that you will not disclose, directly or indirectly, prior to your acceptance hereof, this Commitment Letter, the Term Sheet, the other exhibits and attachments hereto or the contents of each thereof, or the activities of any Purchaser pursuant hereto or thereto, to any person or entity without the prior written approval of the Purchasers (such approval not to be unreasonably withheld, delayed or conditioned), except (a) to the Investors (as defined in Exhibit A) and to any of your or the Investors’ affiliates and your and their respective officers, directors, employees, agents, attorneys, accountants, advisors, controlling persons and equity holders and to actual and potential co-investors who are informed of the confidential nature thereof, on a confidential and need-to-know basis, (b) if the Purchasers consent in writing to such proposed disclosure or (c) pursuant to an order of any court or administrative agency or in any pending legal, judicial or administrative proceeding, or otherwise as required by applicable law, rule or regulation or compulsory legal process or to the extent requested or required by governmental and/or regulatory authorities, in each case based on the reasonable advice of your legal counsel (in which case you agree, to the extent practicable and not prohibited by applicable law, rule or regulation, to inform us promptly thereof prior to disclosure); provided that (i) you may disclose this Commitment Letter and the contents hereof  (other than with respect to Section 3 hereof and information with respect to fees, compensation or discounts within the Term Sheet) to the Target, its subsidiaries and affiliates and its and their respective officers, directors, employees, agents, attorneys, accountants, advisors and controlling persons, on a confidential and need-to-know basis, (ii) you may disclose the Commitment Letter and its contents (including the Term Sheet and other exhibits and attachments hereto) (but not the contents of Section 3 hereof or information with respect to fees, compensation or discounts within the Term Sheet) in any syndication or other marketing materials in connection with the Credit Facilities (as defined in Exhibit A) and Margin Bridge Facility (as defined in Exhibit A) (including any marketing materials and information memorandum used in connection therewith), (iii) you may disclose the aggregate fee amounts contained in this Commitment

Letter as part of Projections, pro forma information or a generic disclosure of aggregate sources and uses related to fee amounts related to the Transactions to the extent customary or required in any marketing materials or in connection with the Credit Facilities or in connection with any public or regulatory filing requirement relating to the Transactions (and then only to the extent aggregate with all other fees and expenses of the Transactions and not presented as an individual line item unless required by applicable law, rule or regulation), (iii) you may disclose the Term Sheet and other exhibits and attachments to the Commitment Letter, and the contents thereof, to potential co-investors and to rating agencies in connection with obtaining public ratings for the Borrower (as defined in Exhibit A) and the Credit Facilities, (iv) you may disclose this Commitment Letter and the contents thereof (including the Term Sheet and other exhibits and attachments hereto) to the initial lenders and any prospective lenders under the Credit Facilities and Margin Bridge Facility, the custodian and the transfer agent in connection with the Margin Loan facility, any additional prospective investor in the Preferred Financing and to any such person’s affiliates and their respective officers, directors, employees, agents, attorneys, accountants and other advisors, on a confidential and need-to-know basis and (v) in connection with any remedy or enforcement of any right hereunder.
Each Purchaser and its affiliates will use all non-public information provided to any of them or such affiliates by or on behalf of you hereunder or in connection with the Acquisition and the related Transactions solely for the purpose of negotiating, evaluating and consummating the transactions contemplated hereby and shall treat confidentially all such information and shall not publish, disclose or otherwise divulge, such information; provided that nothing herein shall prevent such Purchaser and its affiliates from disclosing any such information (a) pursuant to the order of any court or administrative agency or in any pending legal, judicial or administrative proceeding, or otherwise as required by applicable law, rule or regulation or compulsory legal process based on the reasonable advice of counsel (in which case such Purchaser agrees (except with respect to any audit or examination conducted by bank accountants or any self-regulatory authority or governmental regulatory authority exercising examination or regulatory authority), to the extent practicable and not prohibited by applicable law, rule or regulation, to inform you promptly thereof prior to disclosure), (b) upon the request or demand of any regulatory authority having jurisdiction, or purporting to have jurisdiction, over such Purchaser or any of its affiliates (in which case the Purchasers agree (except with respect to any audit or examination conducted by bank accountants or any self-regulatory authority or governmental regulatory authority exercising examination or regulatory authority), to the extent practicable and not prohibited by applicable law, rule or regulation, to inform you promptly thereof prior to disclosure), (c) to the extent that such information becomes publicly available other than by reason of improper disclosure by such Purchaser or any of its Related Parties (as defined below) in violation of any confidentiality obligations owing to you, the Investors, Issuer, the Target or any of your or their respective subsidiaries and affiliates, (d) to the extent that such information is or was received by such Purchaser or any of its Related Parties from a third party that is not, to such Purchaser’s knowledge, subject to contractual or fiduciary confidentiality obligations owing to you, the Investors, Issuer, the Target or any of your or their respective subsidiaries and affiliates, (e) to the extent that such information is independently developed by such Purchaser or any of its Related Parties without the use of any confidential information, (f) to such Purchaser’s affiliates and to its and their respective employees, officers, partners, directors, legal counsel, independent auditors, rating agencies, professionals and other experts or agents and existing and prospective limited partners and financing sources who need to know such information in connection with the Transactions and who are informed of the confidential nature of such information and who are subject to customary confidentiality obligations and who have been advised of their obligation to keep information of this type confidential (collectively, the “Related Parties”), with such Purchaser, to the extent within its control, responsible for such person’s compliance with this paragraph, (g) to the extent you consent in writing to any specific disclosure or (h) to the extent such information was already in such Purchaser’s possession prior to any duty or other understanding of confidentiality entered into in connection with the Transactions. In the event that the Preferred Financing is funded, each Purchaser’s and its respective affiliates’, if any, obligations under this paragraph shall terminate automatically and be superseded by the confidentiality provisions in the definitive documentation of the Preferred Financing upon the initial funding thereunder to the extent that such provisions are binding on such Purchaser.
Subject to the immediately preceding sentence, the confidentiality provisions set forth in this Section 6 shall survive the termination of this Commitment Letter and expire and shall be of no further effect after the second anniversary of the date hereof.
7.          Miscellaneous. This Commitment Letter and the commitments hereunder shall not be assignable by any party hereto (other than (i) any assignment occurring as a matter of law pursuant to, or otherwise substantially simultaneously with, the Acquisition on the Closing Date, in each case to the Target, Merger Sub or the Issuer or (ii) by you to (a) Target, Merger Sub or the Issuer substantially simultaneously with the Acquisition on the Closing Date or (b) a U.S. domestically organized entity, in each case, so long as such entity is, or will be, controlled by you or the Investors after giving effect to the Transactions and shall (directly or indirectly through one or more wholly-owned subsidiaries) own the Target and the Issuer and agrees to be bound by the terms hereof) without the prior written consent of each other party hereto (such consent not to be unreasonably withheld, conditioned or delayed) (and any attempted assignment without such consent shall be null and void).  This Commitment Letter and the commitments hereunder are intended to be solely for the benefit of the parties hereto (and Indemnified Persons) and do not and are not intended to confer any benefits upon, or create any rights in favor of, any person other than the parties hereto (and Indemnified Persons to the extent expressly set forth herein).  The Purchasers reserve the right to employ the services of their respective affiliates or branches in providing services contemplated hereby and to allocate, in whole or in part, to their affiliates or branches certain fees payable to the Purchasers in such manner the Purchasers and their affiliates or branches may agree in their sole discretion, and, to the extent so employed, such affiliates and branches shall be entitled to the benefits and protections afforded to, and subject to the provisions governing the conduct of the Purchasers hereunder. This Commitment Letter may not be amended or any provision hereof waived or modified except by an instrument in writing signed by each of the Purchasers and you. This Commitment Letter may be executed in any number of counterparts, each of which shall be deemed an original and all of which when taken together, shall constitute one agreement. Delivery of an executed counterpart of a signature page of this Commitment Letter by facsimile transmission or other electronic transmission (i.e., a “pdf” or “tif”) shall be effective as delivery of a manually executed counterpart thereof. All Electronic Signatures (including, without limitation, facsimile or .pdf) on or associated with any Communication shall be valid and binding on the applicable signatory to the same extent as a manual, original signature, and that any Communication entered into by Electronic Signature, will constitute such signatory’s legal, valid and binding obligation enforceable against such signatory in accordance with the terms thereof to the same extent as if a manually executed original signature was delivered to the other signatories. This Commitment Letter (including the exhibits hereto), together with any other letter agreement entered into with any of the Purchasers on or prior to the date hereof, (i) are the only agreements that have been entered into among the parties hereto with respect to our commitments with respect to the Preferred Financing and (ii) supersede all prior understandings, whether written or oral, among us with respect to the Preferred Financing and sets forth the entire understanding of the parties hereto with respect thereto. THIS COMMITMENT LETTER, AND ANY CLAIM, CONTROVERSY OR DISPUTE ARISING UNDER, OR RELATED TO, THIS COMMITMENT LETTER (INCLUDING, WITHOUT LIMITATION, ANY CLAIMS SOUNDING IN CONTRACT LAW OR TORT LAW ARISING OUT OF THE SUBJECT MATTER HEREOF) SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK; provided that, notwithstanding the foregoing, it is understood and agreed that (a) the interpretation of the definition of “Material Adverse Effect” (as defined in the Acquisition Agreement) (and whether or not a Material Adverse Effect has occurred), (b) the determination of the accuracy of any Specified Acquisition Agreement Representation and whether as a result of any inaccuracy thereof you (or your affiliate) have the right (taking into account any applicable cure provisions) to terminate your obligations under the Acquisition Agreement or decline to consummate the Acquisition and (c) the determination of whether the Acquisition has been consummated in accordance with the terms of the Acquisition Agreement, in each case shall be governed by, and construed in accordance with, the laws of the State of Delaware as applied to the Acquisition Agreement, without regard to the principles of conflicts of law that would cause the application of law of any jurisdiction other than those of the State of Delaware.

Any Purchaser or its affiliates may, in consultation with you, place customary advertisements in financial and other newspapers and periodicals or on a home page or similar place for dissemination of customary information on the Internet or worldwide web as it may choose, and circulate similar promotional materials, in each case, after the Closing Date, in the form of “tombstone” or otherwise describing the name of the Issuer and the amount, type and closing date of the Transactions, all at the expense of such Purchaser or affiliate.
Each of the parties hereto agrees that this Commitment Letter is a binding and enforceable agreement with respect to the subject matter contained herein, including an agreement to negotiate in good faith the Preferred Equity Documentation by the parties hereto in a manner consistent with this Commitment Letter, it being acknowledged and agreed that the commitments provided hereunder are subject solely to conditions precedent as expressly provided herein.
EACH OF THE PARTIES HERETO IRREVOCABLY WAIVES THE RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING, CLAIM OR COUNTERCLAIM BROUGHT BY OR ON BEHALF OF ANY PARTY RELATED TO OR ARISING OUT OF THIS

COMMITMENT LETTER OR PROVIDING OF COMMITMENTS, AS THE CASE MAY BE, HEREUNDER.
Each of the parties hereto hereby irrevocably and unconditionally (a) submits, for itself and its property, to the exclusive jurisdiction of any New York State court or Federal court of the United States of America sitting in New York County in the State of New York, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Commitment Letter or the transactions contemplated hereby or thereby, or for recognition or enforcement of any judgment, and agrees that all claims in respect of any such action or proceeding shall be heard and determined in such New York State court or, to the extent permitted by law, in such Federal court, (b) waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Commitment Letter or the transactions contemplated hereby or thereby in any New York State or in any such Federal court, (c) waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court and (d) agrees that a final judgment in any such suit, action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.  Each of the parties hereto agrees that service of process, summons, notice or document by registered mail addressed to you or us at the addresses set forth above shall be effective service of process for any suit, action or proceeding brought in any such court.
We hereby notify you that pursuant to the requirements of the USA PATRIOT Act (Title III of Pub. L. 107-56) (signed into law October 26, 2001) (the “PATRIOT Act”) and the requirements of 31 C.F.R. § 1010.230 (the “Beneficial Ownership Regulation”), each of the Purchasers may be required to obtain, verify and record information that identifies the Issuer and its subsidiaries, which information may include their names, addresses, tax identification numbers and other information that will allow each of the Purchasers to identify the Issuer and its subsidiaries in accordance with the PATRIOT Act or the Beneficial Ownership Regulation, as applicable. This notice is given in accordance with the requirements of the PATRIOT Act or the Beneficial Ownership Regulation, as applicable, and is effective for each of the Purchasers.
The survival, indemnification, compensation (if applicable), reimbursement (if applicable), jurisdiction, governing law, venue, waiver of jury trial and confidentiality provisions contained herein shall remain in full force and effect regardless of whether the Preferred Financing shall have been issued and notwithstanding the termination or expiration of this Commitment Letter or the Purchasers’ Commitments hereunder; provided that your obligations under this Commitment Letter shall automatically terminate and be superseded by the provisions of the definitive documentation relating to the Preferred Equity (to the extent covered therein) upon the initial funding thereunder, and you shall automatically be released from all liability in connection therewith at such time.  You may terminate this Commitment Letter and/or the Purchasers’ Commitments with respect to the Preferred Financing (or any portion thereof) hereunder at any time subject to the provisions of the preceding sentence (any such commitment termination shall reduce the commitments of each Purchaser on a pro rata basis based on their respective Commitments as of the date hereof).

Section headings used herein are for convenience of reference only and are not to affect the construction of, or to be taken into consideration in interpreting, this Commitment Letter.
8.
Each Purchaser represents that (i) it is an “accredited investor” within the meaning of Regulation D, Rule 501(a), promulgated by the SEC under the Securities Act, as presently in effect and (ii) it is able to fend for itself, can bear the economic risk of its investment in the Preferred Financing, and has such knowledge and experience in financial or business matters that it is capable of evaluating the merits and risks of the investment in the Preferred Financing.

9.
Efforts. You agree that Mubadala shall not be required to provide any non-public information with respect to itself or any of its affiliates except (i) such information that you reasonably determine is necessary to comply with any law, rule or regulation to which you and/or Silver Lake  may be subject, including, without limitation, anti-money laundering, CFIUS and/or tax laws, rules or regulations or changes to your policies or the policies of Silver Lake or its administrator designed to comply with such laws, rules or regulations or (ii) to the extent that you and/or Silver Lake is subject to a governmental or regulatory investigation or inquiry that requires such information (in each case, Mubadala shall provide such information to you to the extent (i) such information is available and (ii) Mubadala is not prohibited from providing such information based on the laws, regulations and public policies applicable to it; provided, that Mubadala shall use commercially reasonable efforts to cooperate with you and Silver Lake in the provision of such information in a manner that will be compliant with such applicable law or regulation); provided, further, that Mubadala shall bear any fees, costs, fines or penalties resulting from its failure to provide any information reasonably requested by you or Silver Lake.

10.
Effectiveness; Expiration. If the foregoing correctly sets forth our agreement, please indicate your acceptance of the terms of this Commitment Letter by returning to the Purchasers (or their legal counsel on behalf of the Purchasers), executed counterparts hereof not later than 11:59 p.m., New York City time, on April 3, 2024.  The Purchasers’ respective Commitments and obligations of the Purchasers hereunder will expire at such time in the event that the Purchasers (or their legal counsel) have not received such executed counterparts in accordance with the immediately preceding sentence.  If you do so execute and deliver to us this Commitment Letter at or prior to such time, we agree to hold our commitment to provide the Preferred Financing and our other undertakings in connection therewith available for you until the earliest of (i) after execution and delivery of the Acquisition Agreement and prior to the consummation of the Transactions, the termination of the Acquisition Agreement by you (or your affiliate) or with your (or your affiliate’s) written consent in accordance with its terms (other than with respect to provisions therein that expressly survive termination), (ii) the consummation of the Acquisition without the issuance by the Issuer of the Preferred Financing; and (ii) 11:59 p.m., New York City time on the date that is five business days after the Outside Date (as defined in and as may be extended pursuant to the Acquisition Agreement as in effect as of the date hereof) (such earliest time, the “Expiration Date”).  Upon the occurrence of any of the events referred to in the preceding sentence, this Commitment Letter and the commitments of the Purchasers hereunder shall automatically terminate unless the Purchasers shall, in their sole discretion, agree to an extension in writing. The termination of any Commitment pursuant to this paragraph will not prejudice your rights and remedies in respect of any breach or repudiation of this Commitment Letter.

Sincerely,

DFO PRIVATE INVESTMENTS, L.P.

By:	/s/ Marc R. Lisker
Name:	Marc R. Lisker
Title:	President

Sincerely,

THIRTY FIFTH INVESTMENT COMPANY L.L.C.

By:	/s/ Matthew Ryan
Name:	Matthew Ryan
Title:	Authorized Signatory

By:	/s/ Hani Barhoush
Name:	Hani Barhoush
Title:	Authorized Signatory

Annex II-1

Agreed and accepted as of
the date first written above:

WILDCAT EGH HOLDCO, L.P.

By:	SLP WILDCAT AGGREGATOR GP, L.L.C., its general partner

By:	Silver Lake Technology Associates VII, L.P., its managing member

By:	SLTA VII (GP), L.L.C., its general partner

By:	Silver Lake Group, L.L.C., its managing member

By:	/s/ Egon Durban
Name:	Egon Durban
Title:	Co-CEO

Annex II-2